INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (“Agreement”), made and entered into as of the 15th day of November, 2004, by and between Frontier Funds, Inc., a Maryland corporation (“Frontier”) and Freedom Investors Corp., a Wisconsin corporation (“Investment Adviser”).

W I T N E S S E T H:

WHEREAS, Frontier, an open-end, diversified management investment company registered under the Investment Company Act of 1940 (“1940 Act”), wishes to retain the Investment Adviser to provide investment advisory services to the Frontier Equity Fund (“Fund”), a series of Frontier; and

WHEREAS, the Investment Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.

EMPLOYMENT OF THE INVESTMENT ADVISER.  Subject to the terms hereof, Frontier hereby employs the Investment Adviser to act as investment adviser for the Frontier Equity Fund, a series of Frontier, and such other investment portfolios as Frontier may from time to time establish (each, a “Fund” and collectively, the “Funds”).  The Investment Adviser shall regularly provide each of the Funds with continuing investment advice and management for such Fund’s portfolio consistent with such Fund’s investment objective, policies and restrictions as described for in the Fund’s prospectus and statement of additional information, determine what securities shall be purchased, held and sold for each Fund, and determine what portion of each Fund’s assets shall be held uninvested, subject always to the provisions of Frontier’s Articles of Incorporation, the 1940 Act, the Internal Revenue Code of 1986 and each Fund’s investment objective, policies and restrictions, and subject, further, to such policies and instructions as the Board of Directors of Frontier from time to time may establish.

2.

OBLIGATIONS OF FRONTIER.  Frontier shall at all times inform the Investment Adviser as to the securities owned by each Fund, the funds available or to become available for investment by each Fund, and generally as to the condition of each Fund’s affairs.  It shall furnish the Investment Adviser with such other documents and information with regard to its affairs as the Investment Adviser may from time to time reasonably request.

3.

OBLIGATIONS OF THE INVESTMENT ADVISER.  Subject to the direction and control of Frontier’s Board of Directors, the Investment Adviser shall regularly provide each Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as described in the Fund's current prospectus and statement of additional information  The Investment Adviser shall determine from time to time what securities will be purchased, retained or sold by each Fund, and shall implement those decisions, all subject to the provisions of Frontier’s Articles of Incorporation, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state laws, as well as the investment objectives, policies, and limitations of the Fund.  The Investment Adviser shall purchase securities or other assets from or through and sell securities or other assets to or through such persons, brokers or dealers (including the Investment Adviser or an affiliate of the Investment Adviser) as the Investment Adviser shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in each Fund’s prospectus and statement of additional information, respectively, or as the Board of Directors of Frontier may direct from time to time.  In no instance will portfolio securities be purchased from or sold to the Investment Adviser or any affiliated person thereof except in accordance with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the 1940 Act.  In placing orders for a Fund with brokers and dealers with respect to the execution of the Fund's securities transactions, the Investment Adviser shall attempt to obtain the best net results.  In doing so, the Investment Adviser may consider such factors as it deems relevant to the Fund's best interests, such as price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other transactions.  The Investment Adviser shall have the discretionary authority to utilize certain broker-dealers even though it may result in the payment by the Fund of an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, providing, however, that the Investment Adviser had determined that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by the broker-dealer effecting the transaction.  It is understood that the services provided by such broker-dealers may be useful to the Investment Adviser in connection with its services to other clients as well as the Funds.  The placing of purchase and sale orders may be carried out by the Investment Adviser or any wholly-owned subsidiary of the Investment Adviser.  Nothing herein shall prohibit the Board of Directors of Frontier from approving the payment by any of the Funds of additional compensation to others for consulting services, supplemental research and security and economic analysis  The Investment Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Funds, respectively, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of Frontier, provided that in no event shall the Investment Adviser be responsible for any expense occasioned by the performance of such functions.

4.

EXPENSES OF FRONTIER AND THE FUNDS.  The Investment Adviser is responsible for (i) the compensation of any of Frontier’s directors, officers and employees who are interested persons of the Investment Adviser, (ii) compensation of the Investment Adviser's personnel and other expenses in connection with the provisions of portfolio management services under this Agreement, and (iii) expenses of printing and distributing each Fund's prospectus and sales and advertising materials to prospective clients.  Other than as herein specifically indicated, the Investment Adviser shall not be responsible for expenses incurred by Frontier and/or any Fund.  Specifically, the Investment Adviser will not be responsible, except to the extent of the reasonable compensation of employees of Frontier whose services may be used by the Investment Adviser hereunder, for any of the following expenses of the Funds, which expenses shall be borne by each Fund, respectively:  legal and audit expenses, organizational expenses; interest; taxes; governmental fees; industry association fees; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection herewith; fees, if any, of custodians, transfer agents, registrars or other agents; distribution fees; expenses of preparing share certificates; expenses relating to the redemption or repurchase  of the Fund's shares; fees and expenses of registering the Fund's shares under the federal securities laws and of qualifying its shares under applicable state Blue Sky laws, including expenses attendant upon renewing such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices, and dividends to fund shareholders; cost of stationary; costs of shareholders and other meetings of the Fund; compensation and expenses of the independent directors of Frontier; fidelity bond and other insurance covering Frontier and its officers and directors.

5.

LIMITATIONS ON SALARIES.  No director, officer or employee of Frontier shall receive from any Fund any salary or other compensation as such directors, officer or employee while he/she is at the same time a director, officer or employee of the Investment Adviser or any affiliated company of the Investment Adviser.  This paragraph shall not apply to directors, consultants and other persons who are not regular members of the Investment

Adviser's or any affiliated company's staff.

6.

COMPENSATION.  As compensation for the services performed by the Investment Adviser, Frontier shall pay the Investment Adviser, as promptly as possible after the last day of each month, a fee, accrued each calendar day (including weekends and holidays) at a rate of 1.5% per annum of the aggregate daily net assets of the Funds.  The Investment Adviser shall reduce such fee or, if necessary, make payments to each Fund to the extent required to satisfy any limitations with respect thereto imposed by the securities laws or regulations thereunder of any state in which such Fund's shares are qualified for sale.  The daily net assets of the Funds shall be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of Frontier.  Any of such payments as to which the Investment Adviser may so request shall be accompanied by a report of the Fund prepared either by Frontier or by a reputable firm of independent accountants which shall show the amount properly payable to the Investment Adviser under this Agreement and detailed computation thereof.  Notwithstanding the above, the Investment Advisor shall waive its fee and/or reimburse any Fund in the amount, if any, by which such Fund’s total annual operating expenses for the fiscal year, commencing with the Fund’s first fiscal year ending on or after September 30, 2004, exceed 18.4% of the average net assets of such Fund.

7.

LIMITATION OFLIABILITY.  The Investment Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Board of Directors of Frontier in following or declining to follow any advice or recommendation of the Investment Adviser; provided that nothing in this Agreement shall protect the Investment Adviser against any liability to any Fund or its stockholders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

8.

INDEPENDENT CONTRACTOR.  The Investment Adviser shall be an independent contractor and shall have no authority to act for or represent Frontier or any Fund in their respective investment commitments, unless otherwise provided.  No agreement, bid, offer, commitment, contract or other engagement entered into by the Investment Adviser whether on behalf of the Investment Adviser or whether purporting to have been entered into on behalf of Frontier or any Fund shall be binding upon Frontier or such Fund, and all acts authorized to be done by the Investment Adviser under this Agreement shall be done by it as an independent contractor and not as an agent.

9.

ACTIVITIES OF THE INVESTMENT ADVISER.  Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Investment Adviser who may also be a director, officer, or employee of Frontier, to engage in any other business or to devote his/her time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature, nor to limit or restrict the right of the Investment Adviser to engage in any other business or to render services of any kind, including investment advisory services, to any other corporation, firm, individual or association.

10.

DEFINITIONS.  As used in this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have meanings ascribed to them in Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11.

TERMINATION.  This Agreement shall terminate automatically in the event of its assignment.  This Agreement may also be terminated at any time, without penalty (i) by Frontier either by vote of the Board of Directors of Frontier or by vote of a majority of the aggregate outstanding voting securities of the Funds, on 60 days’ written notice to the Investment Adviser, or (ii) by the Investment Adviser on 60 days’ written notice to Frontier

12.

TERM.  This Agreement become effective on the date first above written, shall continue in effect for a period of one (1) year from such date and shall continue in effect thereafter so long as its continuance is approved at least annually by (i) the Board of Directors of Frontier, or (ii) with respect to any Fund, the vote of a majority of the outstanding voting securities of such Fund; provided that, in any event the continuance is also approved by a majority of the Board of Directors of Frontier who are not “interested persons” Frontier or the Investment Adviser by votes cast in person at a meeting called for the purpose of voting such approval.

13.

CONFIDENTIAL INFORMATION.  Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Funds to the Investment Adviser, or collected or retained by the Investment Adviser in order to perform its duties as investment advisor shall be considered confidential information.  The Investment Adviser shall not disclose or otherwise use nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Investment Adviser, including use under an exception contained in Sections 248.14 or 248.15 of Securities and Exchange Commission Regulation S-P, in the ordinary course of business to carry out those purposes.  The Investment Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Funds.  Frontier represents to the Investment Adviser that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Investment Adviser with a copy of that statement annually.

14.

PARTIES.  This Agreement is made by Frontier pursuant to authority granted to its Board of Directors, and the obligations created hereby are not binding on any of the directors or shareholders of the Funds individually, but bind only the property of Frontier; provided, however, the liabilities, obligations and expenses incurred hereunder with respect to a particular Fund shall be enforceable against the assets and property of such Fund only, and not against the assets or property of any other Fund.

15.

AMENDMENTS.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Funds’ outstanding voting securities.

16.

SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a decision of a court of competent jurisdiction, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

FRONTIER FUNDS, INC.

By:

________________________________________________

Amy L. Siesennop, President

FREEDOM INVESTORS CORP.

By:

________________________________________________

Joel R. Blumenschein, President

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